Exhibit 19.1

ERIE INDEMNITY COMPANY
POLICIES WITH RESPECT TO
SECURITIES TRADES BY INSIDERS

Securities Trades by Erie Indemnity Company Personnel and Others

It is the policy of Erie Indemnity Company (the “Company”) that no director, officer or other employee of the Company who is aware of material1 nonpublic information relating to the Company (a “Covered Person”) may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information (commonly referred to as “insider trading”), or (b) pass that information on to others outside the Company, including family and friends (commonly referred to as “tipping”). This policy applies to all transactions in the Company’s securities (collectively referred to in this Policy as “Company securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities or disclose or “tip” any such information until the information becomes public or is no longer material.

Material nonpublic information, whether positive or negative, includes, but is not limited to, quarterly or annual earnings results; mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets; increases or reductions in dividends; entry into or termination of a significant contract; management changes or changes in control; significant events that impact the Erie Insurance Exchange for which the Company acts as attorney-in-fact, such as proposed rate increases or the financial impact of catastrophic events; major litigation; establishment or modification of a program to buy the Company's own shares; new services, products, developments or geographic expansion; change in auditors or disagreements with auditors; deterioration in the Company’s credit status or industry ratings; changes in applicable insurance laws, rules or regulations; significant changes in the value or liquidity of the Company’s securities; and the investigation or occurrence of a cybersecurity incident. When in doubt,

1 Information is considered material if there is a substantial likelihood that a reasonable investor would (i) consider it important in making an investment decision and (ii) view the fact as having significantly altered the total mix of information available.

information obtained as an employee of the Company should be presumed to be material and not public.

Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on social media platforms like Facebook, Twitter, Snapchat or Instagram, or if made on electronic bulletin boards, chat rooms, blogs or websites, including the disclosure or “tipping” of material non-public information about the Company or any company with which the Company does business.

The insider trading policy also applies to family members and anyone else who lives in the same household as a Covered Person. Family members who do not live in the same household as a Covered Person, but whose transactions in Company securities are directed by or subject to the influence or control of a Covered Person (e.g. parents or children who consult with a Covered Person before they trade in Company securities), are also subject to the terms of this insider trading policy. Covered Persons are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Covered Person before they trade in the Company's securities.

This policy also applies to any entities influenced or controlled by Covered Persons and transactions by these entities are treated for purposes of this policy and applicable securities laws as if they were for the account of the Covered Person. In addition, this policy applies to independent insurance agents, contractors or consultants of the Company who have access to material nonpublic information.

Transactions that may be necessary or justifiable for personal reasons (such as the need to raise money for an emergency expenditure) are not excepted from this policy and the securities laws do not recognize such mitigating circumstances. This policy continues to apply to a Covered Person’s transactions in Company securities even after such person has terminated employment or board service. A Covered Person who is in possession of material nonpublic information about the Company when his or her employment or board service terminates may not trade in Company securities until that information has become public or is no longer material.

Prohibition on Margin Accounts and Pledging

Company securities held in a margin account or pledged as collateral for a loan may be sold without the consent of the holder of the Company securities by the broker if the holder fails to meet a margin call or by the lender in foreclosure if the holder defaults on the loan. A margin or foreclosure sale that occurs when a person subject to this policy is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this risk, such persons are prohibited from pledging Company securities as collateral for a loan and are also prohibited from holding Company securities in a margin account unless (i) no security in such account is purchased on margin or (ii) such account permits the holder to exclude the Company securities from being pledged as collateral for such margin account.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and certain officers of the Company and any other persons designated by the Company as being subject to the Company's pre-clearance procedures, together with their family members, may not engage in any transaction in the Company's securities (including a gift, contribution to a trust, or similar transfer) or make, change or terminate an election under any Company plan without first obtaining pre-clearance of the transaction from either the Company's General Counsel or his or her designee (the "Designated Corporate Official"). A request for pre-clearance should be submitted to the Designated Corporate Official at least two days in advance of the proposed transaction. If a request for pre-clearance is approved, the transaction must be effected within five business days (or, if sooner, before commencement of a quarterly or event-specific blackout period). The Designated Corporate Official is under no obligation to approve a trade submitted for pre-clearance, may determine not to permit a trade and may revoke his or her approval at any time by oral, email or written notice.

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan (see below) once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the Covered Person should direct the third-party affecting transactions on their behalf to send duplicate confirmations of all such transactions to the Company's General Counsel or the Designated Corporate Official.

Blackout Periods

Quarterly Blackout Periods. The Company's announcement of its quarterly financial results has the potential to have a material effect on the market for the Company's securities. Therefore, persons who are or may be expected to be aware of the Company's quarterly financial results generally will not be pre-cleared to trade in the Company's securities during the period beginning on the day after each of the Company's fiscal quarters ends and ending 48 hours following the Company's analyst conference call for that fiscal quarter. Persons subject to these quarterly blackout periods include all directors and officers, all employees who are involved with the preparation and disclosure of the Company’s financial results, and such other persons who are informed by the Company that they are subject to the blackout periods.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. In these situations, trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market, which is typically 48 hours after the release.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. So long as the event remains material and non-public, directors, officers, and such other persons as are designated by the Company may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, the Designated Corporate Official shall inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Designated Corporate Official to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.

Quarterly and Event-specific Blackout Periods do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that meet the following requirements:

(i) it has been reviewed and approved by the Company's General Counsel or Designated Corporate Official at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer or the Designated Corporate Official at least five days in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person entering into the plan. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by person certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
(v) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)); and

(vi) no approved 10b5-1 Plan may be adopted during a blackout period. Covered Persons considering entering, modifying, or terminating an Approved 10b5-1 Plan or with any questions regarding Approved Rule 10b5-1 Plans should contact the Company's General Counsel or the Designated Corporate Official. Covered Persons should consult their own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Company's General Counsel or the Designated Corporate Official as described above.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Designated Corporate Official and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Designated Corporate Official concludes that the Company's earnings information for the applicable quarter does not constitute material non-public information. Under no circumstances will a hardship exception be granted during an event-specific blackout period.

Post-Termination Transactions. An individual who is aware of material non-public information when terminating his or her service as a director, officer or other employee of the Company may not trade in the Company's securities until that information has become public or is no longer material. In all other respects, the procedures set forth above will cease to apply to such person’s transactions in Company securities upon the expiration of any "blackout period" that is applicable to any transactions at the time of termination of service.

Section 16 Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company to file reports of their transactions in Company stock with the SEC. Reportable transactions include all acquisitions and dispositions of Company stock (e.g. purchases or sales in the open market or in the Company’s 401(k) Plan, gifts made or received, distributions of stock from the Company under an equity compensation plan, etc.). These reporting requirements may also extend to family members of a director or officer.

Compliance with the reporting requirements of Section 16 is the obligation of the director or officer who trades in Company securities. However, the Company will provide assistance with filing such reports. A Form 4 (Statement of Changes in

Beneficial Ownership) must be filed by the end of the second business day after the transaction. In order to meet this filing deadline, directors and officers must supply the following trade information immediately following the execution of a transaction:

•Transaction date (e.g. the trade date for brokerage transactions or the date of exercise for options);
•Number of securities acquired or disposed of;
•Whether the transaction involved a direct holding or an indirect holding (e.g. through an IRA account, a trust or an affiliated company);
•Purchase or sale price per unit; and
•Any additional information requested by the Company.

This information must be sent by facsimile or email to the Company's Stock Transfer/Compliance Administrator. The Company will then prepare the necessary documents and file the same with the SEC.

Consequences of Non-Compliance

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or entity whose transactions are subject to this policy also comply with this policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Designated Corporate Official or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Violations of the insider trading laws can result in severe civil and criminal sanctions. Failure to comply with this policy may also subject an individual to sanctions imposed by the Company, up to and including termination of employment, whether or not the failure to comply with this policy results in a violation of law.

Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the Corporate Secretary or General Counsel.

This Policy approved by the Board of
Directors of Erie Indemnity Company
on December 5, 2023.